Exhibit 10.17
COMPOSITE VERSION reflects all amendments through September 24, 2008
Dated 24 September 2008
CS UK FINANCE LIMITED AND CS EUROPE FINANCE LIMITED
as the Borrowers
CAPITALSOURCE FINANCE LLC
as the Servicer
CAPITALSOURCE EUROPE LIMITED
as a Subservicer and Parent
CAPITALSOURCE UK LIMITED
as Parent
WACHOVIA BANK, N.A.
as the Administrative Agent and the Security Trustee
EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS
FROM TIME TO TIME PARTY HERETO AS LENDERS
as the Lenders
EACH OF THE LENDER AGENTS
FROM TIME TO TIME PARTY HERETO AS LENDER AGENTS,
as the Lender Agents
EACH OF THE SWINGLINE LENDERS FROM TIME TO TIME PARTY
HERETO AS SWINGLINE LENDERS
as the Swingline Lenders
EACH OF THE SWINGLINE LENDER AGENTS
FROM TIME TO TIME PARTY HERETO AS SWINGLINE LENDER AGENTS
as the Swingline Lender Agents
and
WACHOVIA SECURITIES INTERNATIONAL LTD.,
as Lead Arranger and Sole Bookrunner

AMENDED SERVICING AGREEMENT

CLAUSE		PAGE
24.	COUNTERPARTS	36
25.	GOVERNING LAW	36
26.	ENFORCEMENT	36
27.	AMENDMENT, WAIVER AND MODIFICATION	37

THIS AMENDED SERVICING AGREEMENT (this “Agreement”) is dated 24 September 2008,
BETWEEN:
(1)	CS UK FINANCE LIMITED (“CSUF”) and CS EUROPE FINANCE LIMITED (“CSEF”), each as a borrower (each, together with their respective successors and assigns in such capacities, a “Borrower” and together, the “Borrowers”);

(2)	CAPITALSOURCE FINANCE LLC, a Delaware limited liability company and a wholly-owned, indirect subsidiary of CapitalSource Inc. (together with its successors and assigns in such capacity, the “Servicer”);

(3)	CAPITALSOURCE EUROPE LIMITED (“CSEL”), a company incorporated in England and Wales, as a Subservicer (together with its successors and assigns in such capacity, a “Subservicer”) and as the parent company of CS Europe Finance Limited, in such capacity, a “Parent”);

(4)	CAPITALSOURCE UK LIMITED, a company incorporated in England and Wales, as parent company of CS UK Finance Limited (in such capacity, a “Parent”);

(5)	WACHOVIA BANK, N.A., a national banking association, as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and as the security trustee to the Secured Parties (together with its successors and assigns in such capacity, the “Security Trustee”);

(6)	EACH OF THE CONDUIT LENDERS from time to time party hereto and as defined in the Facility Agreement referenced below as a conduit lender, (each a “Conduit Lender” and together the “Conduit Lenders”);

(7)	EACH OF THE INSTITUTIONAL LENDERS from time to time party hereto and as defined in the Facility Agreement referenced below as an institutional lender, (each an “Institutional Lender”, together the “Institutional Lenders” and together with the Conduit Lenders, the “Lenders”);

(8)	EACH OF THE LENDER AGENTS from time to time party hereto and as defined in the Facility Agreement referenced below as a lender agent (each a “Lender Agent” and together the “Lender Agents”);

(9)	EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS from time to time party hereto and as defined in the Facility Agreement referenced below as a swingline lender, (each, a “Swingline Lender” and together the “Swingline Lenders”);

(10)	EACH OF THE SWINGLINE LENDER AGENTS from time to time party hereto and as defined in the Facility Agreement referenced below as a swingline lender agent, (each a “Swingline Lender Agent” and together the “Swingline Lender Agents”);

(11)	WACHOVIA BANK, N.A., as the administrative agent, (the “Administrative Agent”) and as the security trustee (the “Security Trustee”); and

(12)	WACHOVIA SECURITIES INTERNATIONAL LTD., as lead arranger (the “Lead Arranger”) and sole bookrunner (the “Sole Bookrunner”).

WHEREAS:
(1)	Pursuant to the terms of a multicurrency revolving facility agreement dated 3 October 2007, the Lenders have agreed to provide a €250,000,000 revolving credit facility to the Borrowers for the acquisition, financing or refinancing of Eligible Loans or Investments (the “Facility Agreement” as the same may be amended and restated from time to time).

(2)	The parties hereto entered into a servicing agreement dated 3 October 2007 (the “Servicing Agreement”), to appoint CapitalSource Finance LLC as Servicer to service the Loans and to enforce the Borrowers’ rights and interests in and under each Loan. The appointment of the Servicer is on the terms and subject to the conditions of this Agreement.

(3)	The parties hereto have agreed to make certain amendments to the Servicing Agreement by an amendment agreement dated 24 September 2008 (the “Amendment Agreement”).

(4)	The Amendment Agreement shall amend and restate the Servicing Agreement as set out herein.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	For the purposes of Clause 17.1.15 herein, the definitions of “Subsidiary”, “GAAP”, “Indebtedness” and “Investment” contained in this amended Servicing Agreement shall prevail over those contained in the Facility Agreement, otherwise, capitalised terms used herein but not defined shall have the meaning given to them in the Facility Agreement. This Agreement will be construed in accordance with the interpretation and construction provisions set out in Clause 1.2 of the Facility Agreement.

1.2	In this Agreement, the “Derivative Interest Principles” shall mean firstly, the principle that the Administrative Agent, the Security Trustee, the Required Lenders and the Swingline Lenders each acknowledge and agree that the Borrowers’ rights, discretions, powers and remedies with respect to Loans (i) where the relevant Borrower is a participant lender of record or a sub-participant non-lender of record, will be subject to the applicable syndicated loan and/or participation documentation and (ii) except in the case of Senior Secured Loans or Senior Secured ABL Loans, may be subject to other creditors’ rights, discretions, powers and remedies and secondly, the principle that for any such Loans referred to above, to the fullest extent permitted, the Servicer will exercise the relevant Borrower’s rights, discretions, powers and remedies available to such Borrower under the applicable syndicated loan, participation, or intercreditor documentation. The Derivative Interest Principles shall only qualify the obligations of the Borrowers and/or the Servicer under the Transaction Documents if and to the extent that the restrictions on the Borrowers’ rights, discretions, powers and remedies are consistent with general market practice in the European loan market.

“Bank Subsidiary” means CapitalSource Bank, an industrial bank incorporated under the laws of the State of California or any other Subsidiary of CapitalSource Inc. that is a regulated depository institution that is so designated in writing by the Borrower to the Administrative Agent.

“CapitalSource Bank Transaction” means the acquisition by CapitalSource Inc. of the assets of Fremont Investment & Loan that occurred on July 25, 2008.

“Capital Stock” means with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Custodian” means Wells Fargo Bank, National Association, or any other Person approved by the Administrative Agent to act as collateral custodian pursuant to the terms of the Custody Agreement in respect of any US Loans acquired or held by the Borrowers.

“Consolidated Subsidiary” means with respect to any Person, at any date, any Subsidiary the accounts of which, in accordance with GAAP, would be consolidated with those of such Person in its consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” means, as of any date of determination, (i) with respect to CapitalSource Inc., the assets less the liabilities of CapitalSource Inc. and its Consolidated Subsidiaries, less intangible assets (including goodwill), less loans or advances to stockholders, directors, officers or employees, all determined in accordance with GAAP; provided, however, that if CapitalSource Inc.’s financial statements as of such date include goodwill created as a result of the CapitalSource Bank Transaction, then all such goodwill in an amount not to exceed $200,000,000 shall be treated as a tangible asset for the purpose of this definition; provided, further, however, that with respect to any Consolidated Subsidiary, if all of the shares of Capital Stock are not, directly or indirectly, owned by CapitalSource Inc., then, with respect to any such Person, the Consolidated Tangible Net Worth of such Person shall be calculated by multiplying the Consolidated Tangible Net Worth of such Person by the percentage of the aggregate proceeds that would be distributed to CapitalSource Inc., directly or indirectly, upon the dissolution of such Person, and (ii) with respect to any other Person, the assets less the liabilities of such Person and its Subsidiaries on a consolidated basis, less intangible assets (including goodwill), all determined in accordance with GAAP.

“Custody Agreement” means any custody agreement entered into between a Borrower or the Borrowers, the Security Trustee and Wells Fargo Bank, National Association or such other Person as approved for such purpose by the Administrative Agent providing for custodial arrangements in respect, inter alia, of any US Loans acquired or held by the Borrowers.

“Derivatives” means any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Healthcare REIT” means the REIT resulting from the consummation of a spin-off or initial public offering of the healthcare net-lease business of CapitalSource Inc. and its Subsidiaries after which the shares of such REIT are listed on a U.S. national securities exchange or the NASDAQ Stock Market.

“Healthcare REIT Consolidated Subsidiary” means at any date, any Healthcare REIT Entity, if such Healthcare REIT Entity’s accounts, in accordance with GAAP, would be consolidated with those of CapitalSource Inc. in its consolidated and consolidating financial statements as of such date.

“Healthcare REIT Entities” means the Healthcare REIT and its Subsidiaries, as well as any direct or indirect Subsidiaries of CapitalSource Inc. that are formed for the sole purpose of establishing, structuring or capitalizing the Healthcare REIT.

“Indebtedness” means with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) all obligations of such Person to redeem preferred stock of such Person (in the event such Person is a corporation), (g) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (h) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction in each case (I) is considered borrowed money indebtedness for tax purposes, and (II) is classified as an operating lease under GAAP and (i) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (h) above.

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, guarantee or assumption of any obligation of such Person or otherwise.

“Investment Loan” means any senior or subordinated loan (including letters of credit issued under such loan) or lease (a) arising from the extension of credit to an Obligor by CapitalSource Inc. or its Consolidated Subsidiaries (excluding the Bank Subsidiary and the Healthcare REIT Consolidated Subsidiaries) in the ordinary course of business, (b) originated in accordance with the policies and procedures set forth in the Credit and Collection Policy, and (c) good and marketable title to which is owned by CapitalSource Inc. or a Consolidated Subsidiary.

“Investment Loan Subsidiary” means any Person that becomes a Subsidiary as a result of the exercise of remedies by CapitalSource Inc. or any Consolidated Subsidiary under any Investment Loan.

“Investment in Equity Instruments” means each Investment, that is made in accordance with the policies and procedures set forth in the Credit and Collection Policy, owned by CapitalSource Inc. or its Consolidated Subsidiaries (excluding the Bank Subsidiary and the Healthcare REIT Consolidated Subsidiaries) in (a) common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock,” “Partnership Units” or “Membership Units” on the consolidated schedule of investments of CapitalSource Inc. for the then most recently ended fiscal quarter, (b) preferred stock (other than redeemable preferred stock) of any Person and that is classified as “Preferred Stock” on the consolidated schedule of investments of CapitalSource Inc. for the then most recently ended fiscal quarter, (c) redeemable preferred stock of any Person and that is classified as “Redeemable Preferred Stock” on the consolidated schedule of investments of CapitalSource Inc. for the then most recently ended fiscal quarter, and (d) warrants to purchase common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock Warrants,” “Partnership Unit Warrants” or “Membership Unit Warrants” on the consolidated schedule of investments of CapitalSource Inc. for the then most recently ended fiscal quarter.

“Lien” means any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Minimum Consolidated Tangible Net Worth” means (i) $1,015,000,000, plus (ii) 70% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time since December 31, 2005 (other than the period commencing on January 1, 2008 and ending on September 30, 2008), plus (iii) 30% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time during the period commencing on January 1, 2008 and ending on September 30, 2008.

“Net Proceeds of Capital Stock/Conversion of Debt”: Any and all proceeds (whether cash or non-cash) or other consideration received by CapitalSource Inc. and, its Consolidated Subsidiaries (excluding the Healthcare REIT Consolidated Subsidiaries), on a consolidated basis, in respect of the issuance of Capital Stock to a Person other than CapitalSource Inc. or its Consolidated Subsidiaries (including, without limitation, the aggregate amount of any and all Indebtedness converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by CapitalSource Inc. and such Consolidated Subsidiary in connection with the issuance of such Capital Stock in each case to the extent classified as equity on the consolidated balance sheet of CapitalSource Inc. and its Consolidated Subsidiaries; provided, however, that such proceeds shall exclude any consideration received in connection with an initial public offering of the Healthcare REIT.
“Parent” means, in respect of CS UK Finance Limited, CapitalSource UK Limited and in respect of CS Europe Finance Limited, CapitalSource Europe Limited.

“Permitted Securitization Transaction” means any financing transaction undertaken by a Borrower or an Affiliate of the Borrowers that is secured, directly or indirectly, by the Collateral or any portion thereof or any interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.

“Portfolio” means the combined loan portfolio of each of the Borrowers, CSEL and each Parent.

“Portfolio Aggregate Outstanding Loan Balance” means with respect to all Portfolio Loans, as of any date of determination, the sum of the Portfolio Outstanding Loan Balances of such Portfolio Loans on such date minus the Portfolio Outstanding Loan Balances of any Delinquent Portfolio Loans and Charged Off Portfolio Loans on such date.

“Portfolio Charged-Off Ratio” means, as of any Determination Date, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Portfolio Outstanding Loan Balance of all Portfolio Loans that became Charged-Off Loans during the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number of Determination Dates as shall have elapsed since the Initial Closing Date) net of Recoveries in respect thereof during such period, and (ii) the denominator of which is equal to the weighted average of the Portfolio Aggregate Outstanding Loan Balance measured as of the first day of the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number of Determination Dates as shall have elapsed since the Closing Date) plus the amount described in paragraph (i).

“Portfolio Delinquency Ratio” means, as of any Determination Date, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Portfolio Loans that are Delinquent Loans as of such Determination Date, and (ii) the denominator of which is equal to the sum of the Outstanding Loan Balances of all Portfolio Loans as of the first day of the calendar month related to such Determination Date.

“Portfolio Loan” means any Loan included in the Portfolio.

“Portfolio Outstanding Loan Balance” means with respect to any Portfolio Loan, as of any date of determination, the total remaining amounts of principal payable by the Obligor thereof (excluding interest payments and Accreted Interest).

“REIT” means a “real estate investment trust” as defined in Section 856(c)(5)(B) of the Code.

“Relevant Borrower” means, in respect of CapitalSource Europe Limited, CS Europe Finance Limited and in respect of CapitalSource UK Limited, CS UK Finance Limited.

“Servicing Records” means (i) all Loan Files; and (ii) all other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Loans and the related Obligors.

“Subsidiary” means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; provided, however, that, solely for the purpose of calculating the Consolidated Tangible Net Worth, the term “Subsidiary” shall not include any Person that constitutes an Investment in Equity Instruments or an Investment Loan Subsidiary.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

1.3	Where any party to this Agreement from time to time acts in more than one capacity under this Agreement, the provisions of this Agreement will apply to such party as though it were a separate party in each such capacity.

2.	APPOINTMENT OF THE SERVICER

2.1	Each Borrower hereby appoints CapitalSource Finance LLC as the Servicer, and CapitalSource Finance LLC hereby accepts such appointment, to:
(a)	service the Loans; and

(b)	to enforce each Borrower’s rights and interests in and under each Loan to which it is a party, in each case in accordance with the terms of this Agreement.
3.	DELEGATION

3.1	The Servicer may delegate any of its duties, undertakings and agreements specified in this Agreement to CSEL or any other Affiliate (provided that, such Affiliate is and remains a consolidated Subsidiary of CapitalSource Inc.) or, with the written consent of the Administrative Agent in its sole discretion, to (i) a third party which is not an Affiliate or (ii) an Affiliate which is not a consolidated Subsidiary of CapitalSource Inc.. In particular, in the event that the carrying out of certain of the Servicer’s duties or functions under this Agreement requires a licence, authorization or legal status in a particular jurisdiction which the Servicer does not have, then the Servicer may delegate the performance of such duties or functions to a Subservicer or any other Affiliate (provided that, such Affiliate is and remains a consolidated Subsidiary of CapitalSource Inc.) or, with the written consent of the Administrative Agent in its sole discretion, to (i) a third party which is not an Affiliate or (ii) an Affiliate which is not a consolidated Subsidiary of CapitalSource Inc. (in each case provided such person has the requisite authorization). In the event of any such delegation, the Servicer shall provide to the Administrative Agent notice of the intention to appoint such Subservicer and details of the relevant Affiliate or third party (as applicable) and a copy of any relevant sub-servicing agreement. In addition, in the event of any such delegation, references to the Servicer hereunder shall include such Subservicer and any such Affiliate or third party (as applicable) acting as agent on its behalf. No delegation as described in this

Clause 3.1 shall operate as a discharge or release of the Servicer from its duties and obligations hereunder.
3.2	In the event that a Subservicer is appointed to act as Servicer pursuant to Clause 3.1 above, in carrying out its services as such it shall have the same duties and obligations as the Servicer hereunder, including (for the avoidance of doubt) with respect to the Servicing Standard and the Credit and Collection Policy), and it shall make the same representations, warranties and undertakings and shall provide the same indemnities as the Servicer in relation thereto. From the date hereof until the Collection Date, such Subservicer will comply in all material respects with all Applicable Laws and will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

3.3	The Servicer may, at any time, subject to prior written notice to the Administrative Agent and Lead Arranger as specified below, transfer its rights, duties, undertakings and agreements under this Agreement to CapitalSource Inc. Upon any such transfer becoming effective, the Servicer shall cease to have any further rights or obligations hereunder and CapitalSource Inc. shall assume all of the rights, duties, obligations and liabilities of the Servicer under this Agreement, including all such liabilities incurred by the Servicer in connection with this Agreement from the date hereof until the date of such transfer, and CapitalSource Inc. shall be deemed to make the same representations, warranties and undertakings and shall provide the same indemnities as the Servicer in relation thereto and all references to the Servicer hereunder shall thereafter be read as references to CapitalSource Inc. Any such transfer shall become effective no earlier than ten Business Days following the date upon which (i) written notice thereof, signed by both the Servicer and CapitalSource Inc., is received by the Administrative Agent and Lead Arranger and (ii) acknowledgement of receipt of such notice by the Arranger (by countersignature or otherwise) shall have been received by CapitalSource Inc.

4.	SERVICING STANDARD

4.1	The Servicer shall take or cause to be taken all such actions as are necessary to collect and maximise recoveries on the Collateral from time to time, all in accordance with Applicable Laws, the provisions of the Loan Documents and the documents entered into in connection therewith, the terms of this Agreement and the Facility Agreement, with reasonable care and diligence, and in accordance with the Credit and Collection Policy (the “Servicing Standard”). Without prejudice to the foregoing, the duties of the Servicer, as the Borrowers’ agent, shall include, without limitation:
(a)	preparing and submitting claims to, and post-billing liaison with, the Obligors (or, as the case may be, the applicable security agent, facility agent and /or paying agent) under the Loans;

(b)	maintaining all necessary Servicing Records with respect to the Loans and promptly delivering to the Borrowers (or to any third party which the Borrowers designate to receive such information), the Administrative Agent, each Lender Agent and the Security Trustee, from time to time, such information, reports and Servicing Records in respect of the servicing of the Loans (including information relating to its performance under this Agreement) as the Borrowers, the Administrative Agent, the Lender Agents and the Security Trustee may from time to time reasonably request;

(c)	maintaining and implementing administrative and operating procedures (including, without limitation, an ability to re-create Servicing Records evidencing the Loans in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Loans (including, without limitation, records adequate to permit the identification of each new Loan and all Collections of and adjustments to each existing Loan); provided that any Successor Servicer shall only be required to re-create the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such Successor Servicer;

(d)	identifying each Loan clearly and unambiguously in its Servicing Records to reflect that such Loan is the subject of a security interest in favour of the Security Trustee for itself and on behalf of the Secured Parties;

(e)	subject to the Derivative Interest Principles, complying in all material respects with the Credit and Collections Policy and the Servicing Standard in regard to each Loan and, in particular, monitoring, recovering, executing and enforcing each Loan (and its related security) including filing proofs of debt and taking all necessary action in any insolvency procedure of an Obligor in order to maximize recoveries under the Loans;

(f)	in carrying out its duties and functions under this Agreement, complying in all material respects with all Applicable Laws with respect to it, its business and properties and all Loans and Collections with respect thereto;

(g)	preserving and maintaining its existence, rights, licences, franchises and privileges as a corporation in the jurisdiction of its organisation, and qualifying and remaining qualified in good standing as a company in each jurisdiction where the preservation and maintenance of such existence, authorisation, rights, franchises, privileges and qualification is required for the performance of this Agreement;

(h)	preparing each Monthly Report and delivering it to the Administrative Agent and each Lender Agent in accordance with Clause 12.6; and

(i)	notifying the Borrowers, the Lender Agents and the Administrative Agent of any material action, claim, suit, proceeding, dispute, offset, deduction, defence or counterclaim that (1) is or to the extent the Servicer is aware thereof, is threatened to be asserted by an Obligor with respect to any Loan; or (2) could reasonably be expected to have a Material Adverse Effect.
4.2	In applying the Servicing Standard, the Servicer shall not have regard to:
(a)	any fees or other compensation to which the Servicer may be entitled;

(b)	any relationship the Servicer or any of its affiliates may have with (i) any Obligor; (ii) any affiliate of any Obligor, (iii) any Person with an ownership interest in any Obligor; or (iv) any party to the transactions entered into in connection with the Loans;

(c)	the ownership of any interest in any loans not forming part of the Collateral by the Servicer or any of its affiliates; and/or

(d)	any relationship the Servicer or any of its affiliates may have with any bank or financial institution acting as agent or security agent in connection with any Loan.
4.3	The Servicer confirms that, in servicing the Loans, it shall do so for the benefit of each Borrower and the Secured Parties.

5.	AUTHORISATION OF THE SERVICER

5.1	Each of the Borrowers and the Administrative Agent, on behalf of the Secured Parties, hereby authorises the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the Security created over Loans in favour of the Secured Parties, in the determination of the Servicer, to collect all amounts due under any and all Loans, including, without limitation, endorsing any of their names on cheques and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Loans and, after the delinquency of any Loan and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the relevant Borrower could have done if it had not Granted Security over such Loan to the Administrative Agent, on behalf of the Secured Parties. The Borrowers shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Loans. In no event shall the Servicer be entitled to make a Borrower, the Security Trustee, the Administrative Agent or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine enforcement or similar procedure) without the Administrative Agent’s and the Required Lenders’ consent.

5.2	After an Event of Default has occurred and is continuing, at the Administrative Agent’s direction (subject to the consent of the Required Lenders), subject to the Derivative Interest Principles and to Applicable Law, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Loans; provided that the Administrative Agent or the Security Trustee may, at any time after an Event of Default has occurred and is continuing, notify any Obligor with respect to any Loans of the assignment of or creation of other security interest over such Loans to the Security Trustee for itself and on behalf of the Secured Parties and direct that payments of all amounts due or to become due to the relevant Borrower thereunder be made directly to the Administrative Agent, the Security Trustee or any servicer, collection agent or Collection Account or other account designated by the Administrative Agent and, upon such notification and at the expense of the relevant Borrower, the Security Trustee may enforce collection of any such Loans and adjust, settle or compromise the amount or payment thereof. The Administrative Agent, or as the case may be, the Security Trustee shall give written notice to any Successor Servicer of the Administrative Agent’s, or as the case may be, the Security Trustee’s actions or directions pursuant to this Clause 4.2, and no Successor Servicer shall take any actions pursuant to this Clause 4.2 that are outside of its Credit and Collections Policy or the Servicing Standard.

6.	COLLECTION OF PAYMENTS

6.1	Collection Efforts, Modification of Loans

The Servicer shall make reasonable efforts to calculate and collect all payments called for under the terms and provisions of the Loans as and when the same become due, and will follow those collection procedures which it follows with respect to all comparable Loans that it services for itself or others. The Servicer may not waive, modify, amend, supplement, rescind or otherwise vary any provision of a Loan, except as may be permitted in accordance with the provisions of the Credit and Collections Policy or Servicing Standard or as allowed in the Facility Agreement, which permits, among other things, the waiver of any late payment charge, prepayment fees or any other fees that may be collected in the ordinary course of servicing any Loan included in the Collateral. Notwithstanding anything to the contrary contained herein, with respect to any collection efforts involving the sale of a Loan, if after giving effect to any such sale (1) the amount described in clause (ii) of the definition of Availability shall exceed the amount described in clause (i) of the definition of Availability or (2) a Default or Event of Default would occur, then the Servicer, prior to any such sale which would result in a loss to the Secured Parties based on the Outstanding Loan Balance plus accrued interest and other fees due and payable, shall obtain the prior written consent of the Administrative Agent and the Required Lenders.

6.2	Taxes and other Amounts

To the extent provided for in any Loan, the Servicer will use its reasonable commercial efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Loans or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

6.3	Establishment of the Collection Accounts and the Reserve Fund

The Servicer shall, to the extent the Borrowers have not already done so under the Facility Agreement, on behalf of the Borrowers, cause the Collection Accounts to be established with the Account Bank, and shall cause such Collection Accounts for the purpose of receiving Collections in Euros, Dollars and Pounds Sterling, as applicable, from the Collection Accounts in accordance with Clause 10.1 of the Facility Agreement to be maintained at all times, in the respective names of the Borrowers but with the Security Trustee having a right to consent to withdrawals and disbursements from such accounts, provided that the consent of the Security Trustee to the release of amounts from each Collection Account shall be deemed to be given for the purpose of this Clause provided such amounts are in accordance with the Monthly Report and the Monthly Report provides for the application of funds to be made in accordance with the applicable order of priority as provided in the Facility Agreement. The Servicer shall cause to be established with the Account Bank the Reserve Fund for the purpose of receiving distributions pursuant to Clause 9 of the Facility Agreement. As of the Closing Date, each Collection Account and the Reserve Fund is as set out in Schedule 7. Any changes to any Collection Account and the Reserve Fund after the Closing Date shall be recorded on an amended Schedule 7 and notified to the Administrative Agent as soon as possible and in any event within two Business Days. Each Collection Account and the Reserve Fund at all times shall be maintained at the Account Bank or at a successor Person that is a Qualified Institution approved by the Administrative Agent. Each Collection Account and the Reserve Fund shall be in the name of the relevant Borrower but movements on such accounts shall require the consent of the Security Trustee. A “Qualified Institution” means a credit institution having either (1) a long-term unsecured debt rating of “AA-” from S&P or “Aa3” from Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1+” from S&P or “P-1” from Moody’s or (B) the parent corporation (if such parent corporation guarantees the obligations of such credit institution) of which has either (1) a long-term unsecured debt rating of “AA-” from S&P or “Aa3” from

Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1+” from S&P or “P-1” from Moody’s and complying with such other requirements as may be applicable to it under applicable law and if the Account Bank (or any successor) ceases to be a Qualified Institution, upon request of the Administrative Agent, the Servicer shall open new replacement accounts at a Qualified Institution within thirty (30) days.

6.4	Maintenance and Operation of Accounts

On each Payment Date, the Servicer shall deposit into the account notified to it by the Administrative Agent (the “Administrative Agent’s Account”) from each Collection Account and the Reserve Fund an amount, based on the applicable Monthly Report, to the extent of Available Funds in each such Collection Account and the Reserve Fund, to be applied by the Administrative Agent to make the payments required by the Facility Agreement on such Payment Date, in the order of priority specified in the Facility Agreement (such amounts being released from such accounts subject to the consent of the Security Trustee, provided that the consent of the Security Trustee to the release of amounts from each Collection Account and Reserve Fund shall be deemed to be given for the purpose of this Clause provided such amounts are in accordance with the Monthly Report and the Monthly Report provides for the application of funds to be made in accordance with the applicable order of priority as provided in the Facility Agreement). If the Account Bank, the Servicer or any other party hereto determines that the amount of Available Funds in the Collection Accounts and the Reserve Fund is insufficient to pay in full the amounts due for payment on such Payment Date as required by the preceding sentence, it shall promptly notify each of the other parties hereto of such shortfall.

6.5	Swingline Advances
6.5.1	Upon receipt of a Swingline Release Amount from a Swingline Lender pursuant to Clause 5.5.4 of the Facility Agreement, the Administrative Agent shall retain such Swingline Release Amount pending the earliest of (x) the satisfaction of the conditions set forth in 6.5.2(a) or 6.5.2(b) and (y) the Swingline Advance Cut-Off.

6.5.2
(a)	Subject to the satisfaction of the following conditions and prior to the Swingline Advance Cut-Off, the Administrative Agent shall remit such Swingline Release Amount to or to the order of the relevant Borrower, in accordance with prior written instructions provided by such Borrower:
(i)	to the extent it has not previously done so, the Borrower (or the Servicer on its behalf) shall deliver to the Swingline Lender and the Administrative Agent, a duly completed Borrowing Base Certificate and Tape updated to the remittance date; and

(ii)	the Borrower (or the Servicer on its behalf) shall deliver to the Swingline Lender the documents referred to in Clause 5.5.2(d) of the Facility Agreement for each Loan (to the extent it has not previously done so) to be funded with the proceeds of the proposed Swingline Advance, together with an updated Loan List including each Loan that is subject to the requested Swingline Advance; and

(iii)	the Borrower (or the Servicer on its behalf) shall deliver to the Swingline Lender (with a copy to the Administrative Agent), a certificate of a Responsible Officer certifying that, other than payment of the Swingline Release Amount, the acquisition of the Loan or Loans to be purchased or originated by the Borrower is not subject to any other conditions precedent.

(b)	If requested by the Borrower as an alternative to Clause 6.5.2(a), subject to the satisfaction of the following conditions and prior to the Swingline Advance Cut-Off, the Administrative Agent shall remit such Swingline Release Amount to an escrow account maintained by an Escrow Agent with a bank that satisfies the minimum rating requirements set forth in clause (iii) of the definition of “Qualified Institution”, in accordance with prior written instructions provided by the Escrow Agent:
(i)	the Escrow Agent shall deliver to the relevant Borrower (with a copy to the Administrative Agent and the Swingline Lender), an Escrow Letter;

(ii)	the Borrower (or the Servicer on its behalf) shall deliver to the Swingline Lender the documents referred to in Clause 5.5.2(d) of the Facility Agreement for each Loan to be funded with the proceeds of the proposed Swingline Advance, together with an updated Loan List including each Loan that is subject to the requested Swingline Advance; and

(iii)	the Borrower (or the Servicer on its behalf) shall deliver to the Swingline Lender (with a copy to the Administrative Agent), a certificate of a Responsible Officer certifying that, other than payment of the Swingline Release Amount, the acquisition of the Loan or Loans to be purchased or originated by the Borrower is not subject to any other conditions precedent other than such conditions precedent expressly listed in the Escrow Letter such that the Swingline Release Amount can not be released from the Escrow Account unless such conditions are satisfied.
6.6	Pre-Funded Advances
6.6.1	Upon receipt of a Release Amount from the Administrative Agent pursuant to Clause 5.6.5 of the Facility Agreement, the Administrative Agent shall retain such Release Amount pending the earliest of (x) the satisfaction of the conditions set forth in 6.6.2(a) and 6.6.2(b) and (y) the Advance Cut-Off.

6.6.2
(a)	Subject to the satisfaction of the following conditions and prior to the Advance Cut-Off, the Administrative Agent shall remit such Release Amount to or to the order of the relevant Borrower, in accordance with prior written instructions provided by such Borrower:
(i)	the Borrower (or the Servicer on its behalf) shall deliver to the Swingline Lender for each Loan (to the extent it has not previously done so) to be funded with the proceeds of the proposed Pre-Funded Advance, a duly completed Borrowing Base Certificate and Tape updated to the remittance date, together with an updated Loan List including each Loan that is subject to the requested Pre-Funded Advance; and

(ii)	the Borrower (or the Servicer on its behalf) shall deliver to the Administrative Agent, a certificate of a Responsible Officer certifying that, other than payment of the Release Amount, the acquisition of the Loan or Loans to be purchased or originated by the Borrower is not subject to any other conditions precedent.

(b)	If requested by the Borrower as an alternative to Clause 6.6.2(a), subject to the satisfaction of the following conditions and prior to the Advance Cut-Off, the Administrative Agent shall remit such Release Amount to an escrow account maintained by an Escrow Agent with a bank that satisfies the minimum rating requirements set forth in clause (iii) of the definition of “Qualified Institution”, in accordance with prior written instructions provided by the Escrow Agent:
(i)	the Escrow Agent shall deliver to the relevant Borrower (with a copy to the Administrative Agent), an Escrow Letter;

(ii)	subject to the Borrower’s receipt of a written request from the Administrative Agent, the Borrower (or the Servicer on its behalf) shall deliver to the Administrative Agent for each Loan to be funded with the proceeds of the proposed Pre-Funded Advance, a duly completed Borrowing Base Certificate and Tape updated to the remittance date, together with an updated Loan List including each Loan that is subject to the requested Pre-Funded Advance; and

(iii)	the Borrower (or the Servicer on its behalf) shall deliver to the Escrow Agent and the Administrative Agent a certificate of a Responsible Officer certifying that, other than payment of the Release Amount, the acquisition of the Loan or Loans to be purchased or originated by the Borrower is not subject to any other conditions precedent other than such conditions precedent expressly listed in the Escrow Letter such that the Swingline Release Amount can not be released from the Escrow Account unless such conditions are satisfied.
(c)	The Borrower shall promptly upon release of the Pre-Funded Advance from the Escrow Account deliver to the Administrative Agent, the documents referred to in Clause 5.5.2(d) of the Facility Agreement.
6.6.3	Each Borrower shall ensure that any Release Amount or portion thereof that has not been paid to or to the order of such Borrower as of the Advance Cut-Off in accordance with this Clause 6.6 and Clause 5.6 of the Facility Agreement shall be repaid in same-day funds to the Administrative Agent, together with (i) any interest accrued on such Release Amount or portion thereof at the applicable Interest Rate from the Funding Date of the Pre-Funded Advance to the date on which such Release Amount or portion thereof is repaid to the Administrative Agent and (ii) such breakage costs as are notified to the relevant Borrower by the Administrative Agent.
6.7	Adjustments

If (i) the Servicer makes a deposit into any Collection Account in respect of a Collection of a Loan in the Collateral and such Collection was received by the Servicer in the form of a cheque that is not honoured for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into such Collection Account to reflect such dishonoured cheque or mistake within 5 Business Days after the Servicer has actual knowledge of such dishonoured cheque or mistake. Any Scheduled Payment in respect of which a dishonoured cheque is received shall be deemed not to have been paid until such dishonoured cheque is represented for payment and honoured or a replacement payment has been received and honoured.

6.8	Principal and Interest Collections

The Servicer on behalf of each Borrower shall maintain a record, for each Collection Account, of the Principal Collections and Interest Collections deposited from time to time therein and shall include such information in the Monthly Report.

7.	REALISATION OF DELINQUENT LOANS OR CHARGED-OFF LOANS

The Servicer will use its reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Delinquent Loan or Charged-Off Loan and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow the practices and procedures set out in the Credit and Collections Policy and shall act in accordance with the Servicing Standard in order to realise such Related Property. Without limiting the foregoing, the Servicer may, to the extent permitted by applicable law, sell any such Related Property with respect to any Delinquent Loan or Charged-Off Loan to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof as evidenced by the published market price (in the case of listed securities) or otherwise an independent expert valuation reasonably acceptable to the Administrative Agent; any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent identifying the Delinquent Loan or Charged-Off Loan and the Related Property, setting out the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property; provided that if after giving effect to such sale (a) the Availability is less than €0 or (b) a Default, an Event of Default or a Servicer Termination Event would occur, then the Servicer prior to selling any Related Property with respect to a Delinquent Loan or Charged-Off Loan shall obtain the prior written consent of the Administrative Agent and the Required Lenders. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the appropriate Collection Account the Recoveries received in connection with the sale or disposition of Related Property with respect to a Delinquent Loan or Charged-Off Loan.

8.	MAINTENANCE OF INSURANCE POLICIES

The Servicer will require that each Obligor with respect to a Loan maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and losses and to the extent as is usual for companies carrying on the same or substantially similar business. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the relevant Borrower and the Administrative Agent, with respect to the respective interests, claims to the insurer under each Insurance Policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each related Loan.

9.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE SERVICER AND PARENTS

9.1	The Servicer hereby represents and warrants as at the date hereof, on each Funding Date and on each Determination Date as follows:
9.1.1	The Servicer is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own its assets and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Transaction Document to which it is a party.

9.1.2	The Servicer is duly qualified to do business as a corporation, is in good standing, and has all licences and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and/or the conduct of its business and/or the performance of its obligations under the Transaction Documents (including the servicing, management and recovery of Loans) to which it is a party requires such authorisation, qualification, standing, licence or approval and it has maintained all insurance policies required by applicable law in relation to its activities, provided that if the performance of any of its duties or obligations under this Agreement in a particular jurisdiction requires a licence, authorisation or legal status in such jurisdiction which the Servicer does not have, it has delegated or shall delegate the performance of such duty or obligation to a person with the requisite authorisation in accordance with Clause 3.1 and Applicable Law.

9.1.3	The Servicer has duly authorised the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by all requisite corporate action.

9.1.4	The entering into and performance of the transactions contemplated by, and the fulfilment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the material terms or provisions of, or constitute a default under, the memorandum or articles of incorporation or by-laws of the Servicer, or any Contractual Obligation to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Security upon any of its properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

9.1.5	No consent, approval, authorisation, order, registration, filing, qualification, licence or permit of or with any Governmental Authority having jurisdiction over the Servicer or any of its properties or over the performance of the Servicer’s functions under this Agreement is required to be obtained by or with respect to the Servicer in order for the Servicer to enter into this Agreement or to perform its obligations hereunder.

9.1.6	This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

9.1.7	Except as previously disclosed to the Administrative Agent in writing, there are no proceedings or investigations (formal or informal) pending or threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would (in the reasonable judgment of the Administrative Agent) be expected to have a Material Adverse Effect.

9.1.8	All Servicer Certificates, Monthly Reports, information, exhibits, financial statements, documents, books, Servicer Records or reports furnished or to be furnished by the Servicer to the Administrative Agent or any other Secured Party in connection with this Agreement are and will be accurate, true and correct in all material respects.

9.1.9	No event has occurred and is continuing and no condition exists, or would result from a purchase in respect of any Investment or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Servicer Default.

9.1.10	Since 30 June 2007, there has been no Material Adverse Change with respect to the Servicer.

9.1.11	The Servicer has complied in all material respects with the Credit and Collections Policy and the Servicing Standard with regard to each Loan.

9.1.12	The Servicer acknowledges that all Collections received by it with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the relevant Collection Account as required herein.

9.1.13	The Servicer is not the subject of any Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer Insolvent and the Servicer shall deliver to the Administrative Agent and each Lender on the Closing Date a certification to that effect.

9.1.14	Neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

9.1.15	The Servicer will take all steps necessary to ensure that each Borrower has granted a security interest to the Security Trustee (on behalf of itself and the Secured Parties), in the Collateral held by it as contemplated by the Transaction Documents, which is enforceable in accordance with Applicable Law. The Security Trustee, on behalf of itself and the Secured Parties, shall at all times have a first priority security interest in the Collateral (except for any Permitted Security).
9.2	Each Parent hereby represents, warrants and undertakes as at the date hereof, on each Funding Date and on each Determination Date as follows:
9.2.1	The Parent has not engaged in and will not engage in and will procure that the Relevant Borrower shall not engage in any course of conduct (whether by act, omission or otherwise) which has given rise to or might reasonably be expected to give rise to any liability of any Borrower under section 767A or section 767AA ICTA.

9.2.2	The Parent will promptly make payment to the Relevant Borrower for any liability to tax of such Borrower under any other provision under which such Borrower could be made liable, contingently or otherwise, either alone or on a joint and several basis, for tax which is primarily the liability of another person.
9.2.3	The Relevant Borrower has not acquired and the Parent shall procure that such Borrower shall not acquire any right or title to, or interest in, any asset (or any part of an asset) in circumstances in which, were it to cease to be a member of the same group of companies (for any relevant tax purposes) as the company from which it acquired that right or title to, or interest in, that asset (or part thereof), it could have a liability to pay tax under section 179 TCGA, paragraphs 3, 9 or 11 Schedule 7 FA 2003, paragraph 12A Schedule 9 FA 1996, paragraph 30A Schedule 26 FA 2002, or otherwise.

9.2.4	No steps have been taken nor will any steps be taken by it which could cause the Relevant Borrower to be a member of a VAT group with any company that is not a Borrower.

9.2.5	The Parent will promptly make payment to the Relevant Borrower for any liability to tax of such Borrower which results from such Borrower neither being taxed under the Taxation of Securitisation Companies Regulations 2006 nor being entitled to loan relationship debits in respect of its interest payments under the loan relationships regime in Finance Act 1996.
10.	COVENANTS OF THE SERVICER

10.1	The Servicer hereby covenants throughout the term of this Agreement that:
10.1.1	The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Loans, the Related Property and Loan Documents or any part thereof.

10.1.2	The Servicer will perform and comply with all provisions, covenants and other obligations to be observed by it under this Agreement and any other Transaction Document to which it is a party.

10.1.3	The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges as a corporation in the jurisdiction of its organisation, and qualify and remain qualified in good standing as a company in each jurisdiction where the preservation and maintenance of such existence, authorisation, rights, franchises and privileges and qualification is required for the performance of this Agreement provided that if the performance of any of its duties or obligations under this Agreement in a particular jurisdiction requires a licence, authorisation or legal status in such jurisdiction which the Servicer does not have, it has delegated or shall delegate the performance of such duty or obligation to a person with the requisite authorisation in accordance with Clause 2.6 and Applicable Law.

10.1.4	The Servicer will duly fulfil and comply with all obligations on the part of each of the Borrowers to be fulfilled or complied with under or in connection with each Loan and will do nothing to impair the rights of the Borrowers or the Administrative Agent or of the Secured Parties in, to and under the Collateral.

10.1.5	The Servicer on behalf of the Borrowers will promptly file (or cause the filing of) such documents and take such other actions that may be required by any law or regulation of any Governmental Authority in any relevant jurisdiction to preserve and protect fully the interest of the Security Trustee in, to and under the Collateral, including the first priority security interest granted to the Security Trustee for itself and on behalf of the Secured Parties in relation to the Collateral, including delivery of an Opinion of Counsel confirming the validity of such security interest. In circumstances where the Security Trustee is entitled in accordance with the Transaction Documents to perfect any such security interest, the Security Trustee shall have the right to make filings, notifications and to take any other steps in accordance with the laws of the relevant jurisdiction in order to perfect such security interest under local law. If any US Loans are acquired or held by a Borrower, such Borrower or the Servicer on its behalf shall procure that the loan notes or other Loan Documents relating thereto are transferred into the possession of the Collateral Custodian in accordance with the provisions of the Custody Agreement.
10.1.6	The Servicer (i) shall not change the jurisdiction of its principal executive office, its jurisdiction of incorporation or its jurisdiction of residence for tax purposes; and (ii) shall not move the Loan Documents without 30 days’ prior written notice to the Borrowers, the Administrative Agent and the Lender Agents.

10.1.7	The Servicer will furnish to the Borrowers, the Administrative Agent, the Security Trustee and any Lender Agent such other information, documents records or reports respecting the Loans or the condition or operations, financial or otherwise of the Servicer as a Borrower, the Administrative Agent, the Security Trustee and any Lender Agent may from time to time reasonably request in order to protect the respective interests of the Borrowers, the Administrative Agent, or the other Secured Parties under or as contemplated by this Agreement.

10.1.8	The Servicer and any Person to whom the Servicer delegates the performance of any duties and functions of the Servicer under this Agreement will, at any time and from time to time during regular business hours, as requested by the Administrative Agent or any Lender Agent, permit the Administrative Agent, the Security Trustee or any Lender Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Loans and the related Loan Documents and (ii) to visit the offices and properties of the Borrowers or the Servicer, as applicable, for the purpose of examining such materials described in subparagraph (i); provided that the Administrative Agent and any Lender Agents shall not be entitled to conduct such visit more than twice (in aggregate) each calendar year, and provided further that if an Event of Default has occurred and is continuing, the Administrative Agent and each Lender Agent shall not be restricted as to the number of such visits it may conduct, and (iii) discuss matters relating to the Loans or the Borrowers’ or the Servicer’s performance hereunder, the Borrowers’ performance under the Loan Documents and under the other Transaction Documents to which either Person is a party with such officers, directors, employees or independent public accountants of the Borrowers or the Servicer, as applicable, as might reasonably be determined to have knowledge of such matters.

10.1.9	The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Loans and the related Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Loans (including records adequate to permit the daily identification of each new Loan and all Collections of and adjustments to each existing Loan). Such documents, books, tapes, disks, records and other information shall be kept in secure and fire-resistant vaults or cabinets at the premises listed in Schedule 1 or such other locations notified in writing to the Security Trustee and the Administrative Agent 30 days in advance of any change. Such documents, books, tapes, disks, records and other information shall be maintained up-to-date and complete so as to permit the proper servicing of the Loans in accordance with the practices of a prudent lender and loan servicer and shall be segregated from the records of any loans or other assets which are either owned by the Servicer or serviced by it for any third party. The Servicer shall give the Administrative Agent and the Lender Agents prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence. All Loan Files and Servicing Records shall be maintained with an appropriate identifying label and maintained so as to permit retrieval and access. All Loan Files and Servicing Records shall be clearly segregated from any other documents or records maintained by the Servicer whether relating to its own assets or those of any third parties to whom it is a service provider. The records of the Servicer shall clearly indicate that the Loan Files and Servicing Records are the sole property of the relevant Borrower subject only to the assignment by way of security or other security created over the relevant Loan in favour of the Security Trustee for itself and on behalf of the Secured Parties.
10.1.10	The Servicer will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Loans and the related Loan Documents; and (ii) timely and fully comply in all material respects with the Credit and Collections Policy and the Servicing Standard with respect to each Loan and the related Loan Document.

10.1.11	Prior to each Funding Date, the Borrowers shall have delivered to the Servicer on behalf of the Security Trustee and the Administrative Agent (i) a Loan List (as defined in the Facility Agreement) containing the information specified in the form of Monthly Report set out in Schedule 2; (ii) a Loan File for each Loan identified on the Loan List; and (iii) possession of all instruments that evidence any such Loan set out on such Loan List and the relevant Borrower’s title to such Loan. The contents of each Loan File relating to a Loan shall be held in the custody of the Servicer under the terms of this Agreement for the benefit of the Administrative Agent and the Security Trustee on behalf of the Lenders.

10.1.12	The Servicer shall not consolidate or merge with or into, any other Person, unless, in the case of any such action (i) no Event of Default or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (ii) the Administrative Agent and each Lender Agent provides its prior written consent to such transaction and (iii) such Person executes and delivers to the Administrative Agent an agreement by which such Person assumes the obligations of the Servicer hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Administrative Agent and each Lender Agent may reasonably request.

10.1.13	The Servicer shall comply with, and not take any action, or permit or acquiesce in any action being taken which would have the effect, directly, or indirectly, of causing any breach of, the covenants of the Borrowers set out in Clause 19.1.1(j) (Separate Existence) of the Facility Agreement.

10.1.14	With respect to any Conduit Lender, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the payment in full of all amounts owing in respect of all outstanding commercial paper issued by such Conduit Lender and with respect to each Borrower, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the Collection Date, the Servicer will not institute against either Borrower, or any Conduit Lender, or join any other Person in instituting against either Borrower or any Conduit Lender, any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceedings or other similar proceedings under any Applicable Laws. This Clause 10.14 will survive the termination of this Agreement.
11.	PAYMENT OF CERTAIN EXPENSES BY THE SERVICER AND THE BORROWERS

11.1	The Servicer will be required to pay all fees and expenses incurred by it in connection with the transactions and activities contemplated by the Facility Agreement and this Agreement, including fees and disbursements of legal counsel and independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrowers. In consideration for the payment by the Borrowers of the Servicing Fee, the Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Accounts and the Reserve Fund. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

11.2	The Borrowers will be required to pay all fees and expenses incurred by the Administrative Agent, each Lender Agent, and the Lenders in connection with the transactions and activities contemplated by this Agreement, including reasonable fees and disbursements of legal counsel and independent accountants.

11.3	The Servicer agrees to pay all reasonable costs and disbursements in connection with ensuring the validity and effectiveness of each of the Borrower’s and the Security Trustee’s (as trustee for the Secured Parties), right, title and interest in and to the Collateral (including, without limitation, the Security granted over the Collateral and the security interests provided for herein) and the perfection thereof where required and as permitted under the Transaction Documents. In circumstances where the Security Trustee is entitled in accordance with the Transaction Documents to perfect any such security interest, the Security Trustee shall have the right to make filings, notifications and to take any other steps in accordance with the laws of the relevant jurisdiction in order to perfect such security interest under local law.

12.	REPORTS

12.1	Financial statements

12.2	The Servicer shall supply or procure that the Borrowers supply to the Administrative Agent and each Lender Agent the reports requires pursuant to Clause 18.1 of the Facility Agreement.

12.3	Information; Miscellaneous

The Servicer shall supply to the Administrative Agent and each Lender:
12.3.1	promptly, and in any event within 10 days after service of process on any of the following, the notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the Servicer’s knowledge threatened) and copies of any and all notices, certificates or documents delivered to the Servicer in connection therewith or any other legal or arbitration proceedings affecting the Servicer or affecting any of the property of the Servicer before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby; (ii) makes a claim or claims in an aggregate amount greater than €5,000,000; or (iii) individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect and copies of any and all notices, certificates or documents delivered to the Servicer in connection therewith; and
12.3.2	promptly, such further information regarding the financial condition, business and operations of any member of the Servicer as any Secured Party (through the Administrative Agent) may reasonably request.
12.4	Notification of Default

The Servicer will furnish to the Administrative Agent and each Lender Agent, as soon as possible and in any event within three Business Days after the occurrence of any Servicer Termination Event, a written statement setting out the details of such event and the action that the Servicer proposes to take with respect thereto.

12.5	Credit and Collection Policy

The Servicer will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent and the Lender Agents, prior to its effective date, prompt notice of any proposed material change in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy, which change would impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent, each Lender Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent and each Lender Agent (which consent shall not be unreasonably withheld).

12.6	Monthly Report

With respect to each Determination Date and the related Collection Period, the Servicer will provide to the Borrowers, the Security Trustee, the Administrative Agent, the Account Bank and each Lender Agent, on the related Reporting Date, a monthly statement (a “Monthly Report”), signed by a Responsible Officer of the Servicer and substantially in the form of Schedule 2, together with the relevant documentation as required pursuant to Clause 5.6.3 of the Facility Agreement in respect of each Loan contributed to each Borrower since the previous Determination Date.

12.7	Servicer’s Certificate

Together with each Monthly Report, the Servicer shall submit to the Borrowers, the Administrative Agent, the Security Trustee and each Lender Agent a certificate substantially in the form of Schedule 3 (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default has occurred and is continuing.

12.8	Annual Statement as to Compliance

The Servicer will provide to the Borrowers, the Administrative Agent, the Security Trustee and each Lender Agent, within 90 days following the end of each financial year of the

Servicer, commencing with the financial year ending on 31 December 2007, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such financial year has been made under such Responsible Officer’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event occurred during such year and no notice thereof has been given to the Administrative Agent, specifying such Servicer Termination Event and the steps taken to remedy such event).
12.9	Annual Independent Public Accountant’s Servicing Reports

The Servicer will cause a firm of nationally recognised independent public accountants of recognised standing in the European Union (who may also render other services to the Servicer) to furnish to the Borrowers, the Administrative Agent and each Lender Agent, within 90 days following the end of each financial year of the Servicer, commencing with the financial year ending on 31 December 2007, (i) a report relating to such financial year to the effect that (A) such firm has reviewed certain documents and records relating to the servicing of the Loans, and (B) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set out in such firm’s report and (ii) a report covering such financial year to the effect that such accountants have applied certain agreed-upon procedures as set out in Schedule 5 (which procedures shall not be amended from those procedures in effect as of the Closing Date without the prior approval of the relevant Borrower and the Administrative Agent) to certain documents and records relating to the servicing of Loans under this Agreement, compared the information contained in the Monthly Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set out in such statement.

13.	LIMITATION ON LIABILITY OF THE SERVICER AND OTHERS

13.1	Except as provided herein, neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Borrowers, the Administrative Agent, the other Secured Parties or any other Person for any action taken or for refraining from the taking of any action expressly provided for in this Agreement; provided that this provision shall not protect the Servicer against any liability that would otherwise be imposed by reason of its wilful misconduct, bad faith or gross negligence in the performance of duties or by reason of its wilful breach of this Agreement.

13.2	The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Loans in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability. The Servicer may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Loans and the Related Property that it may reasonably deem necessary or appropriate for the benefit of the Borrowers and the Secured Parties with respect to this Agreement and the rights and duties of the parties hereto and the respective interests of the Borrowers and the Secured Parties hereunder.

14.	THE SERVICER NOT TO RESIGN

14.1	The Servicer shall not resign from the obligations and duties hereby imposed on such Person except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to sub-clause (i) above by an Opinion of Counsel to such effect delivered to the Borrowers, the Lender Agents and the Administrative Agent.

14.2	No such resignation shall become effective until a successor shall have assumed the responsibilities and obligations of such Person in accordance with the terms of this Agreement.

15.	ACCESS TO CERTAIN DOCUMENTATION AND INFORMATION REGARDING THE LOANS

15.1	The Borrowers or the Servicer, as applicable, shall provide to the Administrative Agent, each Lender Agent and the Security Trustee or their respective agents access to the Loan Documents and all other documentation regarding the Loans included as part of the Collateral and the Related Property in such cases where the Administrative Agent and each Lender Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s normal security and confidentiality procedures. From and after the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender Agent, the Administrative Agent and each Lender Agent or their respective agents may review the Borrowers’ and the Servicer’s collection and administration of the Loans and maintenance and classification of the Loan Documents and Loan Files in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Loans, Loan Documents and Records in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. The Borrowers shall bear the cost of such audits; provided that prior to the date on which an Event of Default shall have occurred and be continuing, each Borrower shall not be required to bear the cost of more than two audits in any 12 month period; and provided further that each Lender Agent agrees to cooperate with the Administrative Agent in coordinating the timing and scope of such audits. Nothing in this Clause shall require the Servicer to procure access to any Obligor’s premises or to any Obligor’s records which are not in the Servicer’s or the Servicer’s agent’s possession.

15.2	The Servicer shall clearly and unambiguously identify each Loan that is part of the Collateral and the Related Property in its computer or other records to reflect that the interests in such Loan and the Related Property are the subject of a security in favour of the Security Trustee and that the Security Trustee has the interest therein Granted by the relevant Borrower pursuant to the Transaction Documents.

16.	FEES

16.1	Each of the Borrowers shall pay to the Servicer, to the extent of Available Funds, from the Euro Collection Account and the Reserve Fund on each Payment Date, quarterly in arrears, in accordance with the Facility Agreement, the Servicing Fee set forth on Schedule 4 and, as applicable to any Successor Servicer, the Servicing Fee (as adjusted to reflect market conditions at the time of its succession).

17.	SERVICER TERMINATION EVENTS

17.1	If any one of the following events (a “Servicer Termination Event”) shall occur and be continuing on any date:
17.1.1	any failure by the Servicer to make any payment, transfer or deposit (including without limitation with respect to Collections) as required by this Agreement which continues unremedied for a period of one Business Day (or, in the case of an administrative or technical error, two Business Days);

17.1.2	any failure by the Servicer to make any other payment, transfer or deposit of an amount in excess of $10 million (after giving effect to any grace periods);

17.1.3	any failure by the Servicer to give instructions or notice to a Borrower, the Administrative Agent or any Lender Agent as required by this Agreement and the Facility Agreement within a period of two Business Days from the date on which such notice or instructions are required to be given;

17.1.4	any failure on the part of the Servicer in any material respect to service the Loans in accordance with the Credit and Collection Policy and the Servicing Standard or to duly observe or perform in any material respect any other covenants or agreements of the Servicer set out in this Agreement or any other Transaction Document to which it is a party as Servicer that continues unremedied for a period of 30 days (if such failure is capable of remedy) (or in the case of a breach of the undertaking provided in Clause 12.5 such failure continues unremedied for a period of 10 days (if such failure is capable of remedy) after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the relevant Borrower and (ii) the date on which an officer of the Servicer becomes aware thereof;

17.1.5	the Servicer or any Borrower changes the jurisdiction of its organization without the approval in writing of the Administrative Agent and the Required Lenders;

17.1.6	any representation, warranty or certification made by the Servicer shall prove to have been incorrect and continues unremedied for a period of 30 days after the first to occur of (i) the actual knowledge of the Servicer of such incorrect representation, warranty or certification and (ii) delivery of notice to the Servicer by the Administrative Agent of such incorrect representation, warranty or certification, and which in either case could reasonably be expected to have a material adverse effect upon the Lenders, the value or recoverability of the Loans, or the ability of any Borrower to service its debt obligations under the Facility;

17.1.7	an Insolvency Event or similar event shall occur with respect to the Servicer or any of its European Affiliates which is a party to a Permitted Securitization Transaction;

17.1.8	any financial or asset information reasonably requested by the Administrative Agent or the other Secured Parties as provided herein is not provided as requested within ten Business Days of the receipt by the Servicer of such request;

17.1.9	(i) a final judgment, decree or order for the payment of money in excess of $10,000,000 shall have been rendered against the Servicer by a court of competent jurisdiction and the Servicer shall not have either (1) discharged or provided for the discharge of such judgment, decree or order in accordance with its terms or in any event within 60 days or (2) made a timely appeal of such judgment, decree or order and caused the execution thereof to be stayed (by supersedes or otherwise) during the course of such appeal or (ii) the Servicer shall have made a compromise or payment in excess of $10,000,000 in settlement of any litigation;
17.1.10	the Servicer fails to make any payment of any principal of or any interest on any debt or other obligations when due (after giving effect to any grace periods), which is outstanding in a principal amount of at least $10,000,000 in aggregate, or any event or condition occurs that would permit acceleration of such debt or other obligations if such event or condition has not been waived, other than in respect of any such debt or obligations which are being disputed in good faith by appropriate proceedings by the Servicer and in respect of which the Servicer has made adequate reserves against any adverse determination;

17.1.11	any Change in Control of the Servicer is made without the prior written consent of the Borrowers, the Administrative Agent and each Lender Agent;

17.1.12	as of any Determination Date, the rolling 3-month average Portfolio Delinquency Ratio exceeds 8%. The average Portfolio Delinquency Ratio shall be the equivalent of a fraction the numerator of which is the sum of the Portfolio Delinquency Ratios for the 3 most recent Collection Periods and the denominator of which is 3;

17.1.13	Loans to two separate Obligors have become Charged-Off Loans and, as of any Determination Date thereafter, the Portfolio Charged-Off Ratio exceeds 5.0%;

17.1.14	the Servicer consents or agrees to, or otherwise permits to occur, any amendment, modification, change, supplement or rescission of or to the Credit and Collection Policy (after the adoption of same) in whole or in part that could be reasonably expected to have a Material Adverse Effect, without the prior written consent of the Administrative Agent and each Lender Agent;

17.1.15	CapitalSource Inc.’s Consolidated Tangible Net Worth is less than the Minimum Consolidated Tangible Net Worth;

17.1.16	The long term rating of the debt of CapitalSource Inc.:
(a)	if it is rated by only one agency, ceases for a period of 30 calendar days to be rated at a minimum of (i) in the case of Fitch “BB-”, (ii) in the case of S&P “BB-” or (iii) in the case of Moody’s “Ba3”; or

(b)	if its is rated by more than one agency ceases for a period of 30 calendar days to be rated by at least two agencies at a minimum of (i) in the case of Fitch “BB-”, (ii) in the case of S&P “BB-” and (iii) in the case of Moody’s “Ba3”; or
17.1.17	to the extent that a Subservicer or CapitalSource Inc. is appointed to act as Servicer in accordance with Clause 3.1, any of the foregoing events shall occur in respect of such Subservicer or CapitalSource Inc., as the case may be, then notwithstanding anything herein to the contrary, so long as any such Servicer Termination Events shall not have been remedied at the expiration of any applicable cure period, the Administrative Agent (acting with the consent of the Required Lenders), by written notice to the Servicer (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer under this Agreement without prejudice to any obligations or liabilities incurred prior to such termination. The Borrowers shall pay all reasonable set up and conversion costs associated with the transfer of servicing rights to the Successor Servicer.
18.	APPOINTMENT OF SUCCESSOR SERVICER

18.1	On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Clause 19, and subject as set forth below, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent to the Servicer in writing. The Administrative Agent shall as promptly as possible appoint a successor servicer (in such capacity, the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent, upon which the Successor Servicer shall assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer, provided that any Successor Servicer (which is not an Affiliate of the Servicer) shall not (i) be responsible or liable for any past actions or omissions of the outgoing Servicer or (ii) be obligated to make Servicer Advances or (iii) have any liability or obligation with respect to any Servicer indemnification obligations of any prior servicer including the initial Servicer. In the event that a Successor Servicer has not been appointed or has not accepted its appointment by the date specified in the Servicer Termination Notice or as otherwise specified to it by the Administrative Agent in writing, the Servicer shall continue to perform all servicing functions under this Agreement until a Successor Servicer shall have been appointed hereunder and shall have accepted such appointment.

18.2	Upon its appointment as successor to the Servicer, the Successor Servicer, shall be the successor in all respects to the Servicer (except as otherwise expressly provided for herein) with respect to servicing functions under this Agreement, shall assume all Servicing Duties hereunder and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer. Any Successor Servicer shall be entitled, with the prior consent of the Administrative Agent, to appoint agents to provide some or all of its duties hereunder, provided that no such appointment shall relieve such Successor Servicer of the duties and obligations of the Successor Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Termination Event in respect of the Successor Servicer.

18.3	All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer under this Agreement and shall pass to and be vested in the Successor Servicer, and, without limitation, the Successor Servicer is hereby authorised and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Collateral.

18.4	The Successor Servicer shall be entitled to receive from the Borrowers its reasonable costs incurred in transitioning to Servicer.

18.5	Notwithstanding anything contained in this Agreement to the contrary, and provided that the Successor Servicer is not an Affiliate of the Servicer, any Successor Servicer is authorised to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Loans (collectively, the “Predecessor Servicer Work

Product”) without any audit or other examination thereof, except, in all cases, where audit, examination or other inquiry would be required in the exercise of reasonable care or the degree of skill and attention the Successor Servicer exercises with respect to all comparable loans that it services for itself and others, and the Successor Servicer shall have no liability for the acts and omissions of the prior Servicer; provided that if any Successor Servicer discovers any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) in any Predecessor Servicer Work Product, then such Successor Servicer shall use its best commercially reasonable efforts to correct such Errors. The Successor Servicer agrees to use its commercially reasonable efforts to prevent further errors, inaccuracies or omissions relating to Errors (collectively, “Continued Errors”) previously discovered by the Successor Servicer and shall, with the prior consent of the Administrative Agent, use its best commercially reasonable efforts to reconstruct and reconcile such data to correct such Errors and Continued Errors and to prevent future Continued Errors. The Successor Servicer shall be entitled to recover its costs incurred pursuant to this Clause 20.6.
18.6	Notwithstanding anything to the contrary herein, in the event that a Successor Servicer is appointed, the Servicing Fee shall equal the market rate for comparable servicing duties to be fixed upon the date of such appointment by such Successor Servicer with the consent of the Administrative Agent.

19.	INDEMNITIES

Indemnification by the Servicer

19.1	Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify the Administrative Agent, the Security Trustee, any other Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all damages, losses, claims, liabilities, and related costs and expenses, including reasonable legal fees and disbursements to the extent expressly set forth below (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to:
(i)	any representation or warranty made or repeated by the Servicer under or in connection with any Transaction Documents to which it is a party, any Monthly Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made;

(ii)	the failure by the Servicer to comply with any Applicable Law;

(iii)	the failure of the Servicer to comply with its duties or obligations in accordance with this Agreement and/or the Facility Agreement;

(iv)	the failure by the Servicer to comply with any of the covenants relating to the Hedging Agreements (if any) in accordance with the Transaction Documents;

(v)	any litigation, proceedings or investigation against the Servicer;

(vi)	any failure by a Borrower to give reasonably equivalent value to any transferor in consideration for the transfer by such Person to such Borrower of any Loan or the Related Property or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action;

(vii)	the failure of a Borrower, any of its agents or representatives to remit to the Servicer or the Administrative Agent, Collections on the Collateral remitted to such Borrower or any such agent or representative in accordance with the terms of the Facility Agreement or the commingling by a Borrower or any Affiliate of any collections; or

(viii)	fluctuations in a Currency which a Lender may sustain as a consequence of the payment of any Advance Outstanding in that Currency (including as a result of any mandatory prepayment under the Facility Agreement or the occurrence of an Event of Default that is continuing or the Termination Date) other than in the Currency in which such Advance was made, excluding, however, Indemnified Amounts to the extent resulting from fraud, gross negligence or wilful misconduct on the part of such Indemnified Party or to the extent the same includes losses due to reason of the bankruptcy, insolvency or lack of credit-worthiness of an Obligor on any Loan or any reduction in the value of any Collateral or under any income or franchise taxes or any other Tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by such Indemnified Party in connection herewith to any taxing authority.
19.2	The provisions of this indemnity shall run directly to and be enforceable by the applicable Indemnified Party subject to the limitations hereof. If the Servicer has made any indemnity payment pursuant to this Clause 19.2 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, the recipient shall repay to the Servicer an amount equal to the amount it has collected from others in respect of such indemnified amounts.

19.3	Any amounts subject to the indemnification provisions of this Clause 19 shall be paid by the Servicer within five Business Days following such Person’s demand therefor.

19.4	If for any reason the indemnification provided above in this Clause 19 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Servicer shall contribute to the amount paid or payable to such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

19.5	The obligations of the Servicer under this Clause 19 shall survive the resignation or removal of the Administrative Agent or the Security Trustee, a Servicer Termination Event and the termination of this Agreement.

19.6	Any indemnification pursuant to this Clause 19 shall not be payable from the Collateral.

20.	WAIVER OF CERTAIN LAWS

Each of the Borrowers and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the Secured Parties thereof, and each of the Borrowers and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshalled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to enforce the Security may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

21.	POWER OF ATTORNEY

The Servicer, upon the occurrence and during the continuance of an Event of Default, hereby irrevocably appoints the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document (including any Hedging Agreement). Nevertheless, if so requested by the Administrative Agent, the relevant Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. The appointment by the Servicer of the Administrative Agent as its attorney-in-fact shall be evidenced by its execution and delivery of a Power of Attorney substantially in the form of Schedule 6.

22.	NOTICES

22.1	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Transaction Documents is:

The Borrowers	If to CS UK Finance Limited, to it at:

c/o CapitalSource Europe Limited 105 Victoria Street, London SW1E 6QT

Attention: Adam Scarrott, Secretary Telecopier: +44 (0)845 257 6601 Telephone: +44 (0)845 257 6629

with a copy to:

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Chief Legal Officer Facsimile: +(301) 841 2380 Telephone: +(301) 841 2732 and to:

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Treasurer and Vice President Facsimile: +(301) 841 2307 Telephone: +(301) 841 2795

If to CS Europe Finance Limited, to it at:

c/o CapitalSource Europe Limited 105 Victoria Street, London SW1E 6QT

Attention: Adam Scarrott, Secretary Telecopier: +44 (0)845 257 6601 Telephone: +44 (0)845 257 6629

with a copy to:

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Chief Legal Officer Facsimile: +(301) 841 2380 Telephone: +(301) 841 2732 and to:

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Treasurer and Vice President Facsimile: +(301) 841 2307 Telephone: +(301) 841 2795

The Servicer	CapitalSource Finance LLC

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention:

Chief Legal Officer Facsimile: +(301) 841 2380 Telephone: +(301) 841 2732

Attention:

Treasurer and Vice President Facsimile: +(301) 841 2307 Telephone: +(301) 841 2795

The Subservicers	CapitalSource Europe Limited. c/o CapitalSource Europe Limited 105 Victoria Street, London SW1E 6QT

Attention: Adam Scarrott, Secretary Telecopier: +44 (0)845 257 6601 Telephone: +44 (0)845 257 6629

The Parents	CapitalSource Europe Limited c/o CapitalSource Europe Limited 105 Victoria Street, London SW1E 6QT

Attention: Adam Scarrott, Secretary Telecopier: +44 (0)845 257 6601 Telephone: +44 (0)845 257 6629

with a copy to:

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Chief Legal Officer Facsimile: +(301) 841 2380 Telephone: +(301) 841 2732

CapitalSource UK Limited c/o CapitalSource Europe Limited 105 Victoria Street, London SW1E 6QT

Attention: Adam Scarrott, Secretary Telecopier: +44 (0)845 257 6601 Telephone: +44 (0)845 257 6629

with a copy to:

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815

Attention: Chief Legal Officer Facsimile: +(301) 841 2380 Telephone: +(301) 841 2732

The Administrative Agent and Security Trustee	Wachovia Bank, N.A. 1525 West WT Harris Boulevard NC0680 Charlotte, North Carolina 28262

Attention: Syndication Agency Services Facsimile: +(704) 590-2790 Telephone: +(704) 590-2733

With a copy to:

Michael MacDonald 301 S College St. Mail code: NC0600 Charlotte, NC 28288-0600

Facsimile: +(704) 715-0067 Telephone: +(704) 715-8364
or any substitute address or fax number or department or officer as the party may notify to the Administrative Agent (or the Administrative Agent may notify to the other parties, if a change is made by the Administrative Agent) by not less than five Business Days’ notice.

22.2	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 21.1, if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Administrative Agent will be effective only when actually received by the Administrative Agent and then only if it is expressly marked for the attention of the department or officer identified in Clause 21.1 (or any substitute department or officer as the Administrative Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Administrative Agent.
22.3	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.1 or changing its own address or fax number, the Administrative Agent shall notify the other parties.

22.4	Electronic communication

Any communication to be made between the Administrative Agent under or in connection with this Agreement may be made by electronic mail or other electronic means, if the Administrative Agent:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
22.5	English language

Any notice given under or in connection with this Agreement must be in English.

23.	CONTRACT (RIGHTS OF THIRD PARTIES) ACT 1999

This Agreement may be enforced and relied upon solely by the parties hereto and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and each such counterpart (when executed) will be an original. Such counterparts together shall constitute one and the same instrument.

25.	GOVERNING LAW

This Agreement is governed by English law.

26.	ENFORCEMENT

26.1	Jurisdiction
(a)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)	Notwithstanding the provisions of clauses (a) and (b) above, no party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the parties may take concurrent proceedings in any number of jurisdictions.
26.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each party (other than a party incorporated in England and Wales) irrevocably appoints the following Person as its agent for service of process in relation to any proceedings before the English courts in connection with any Transaction Document, and agrees that failure by an agent for service of process to notify the relevant party of the process will not invalidate the proceedings concerned.

The Servicer	CapitalSource Europe Limited 105 Victoria Street London SW1E 6QT

The Swingline Lenders	As provided on Annex B to the Facility Agreement

The Administrative Agent and the Security Trustee	Wachovia Bank, N.A., London Branch 3 Bishopgate London EC2N 3AB

27.	AMENDMENT, WAIVER AND MODIFICATION

27.1	No amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Servicer, the Borrowers, the Administrative Agent, and the Required Lenders.

27.2	No amendment, waiver or other modification (i) affecting the rights or obligations of any Hedge Counterparty or (ii) having a Material Adverse Effect on the rights or obligations of the Security Trustee or the Administrative Agent shall be effective against such person without the written agreement of such person. The Borrowers or the Servicer on their behalf will deliver a copy of all proposed waivers and amendments to the Security Trustee and the Administrative Agent.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first mentioned above.

Executed as an Agreement by:
/S/ ADAM SCARROTT
Name:	Adam Scarrott
Signed under power of attorney dated 23-9-08
for and on behalf of CS UK FINANCE LIMITED, as a Borrower
Signature Page 1 of 10 to Servicing Agreement

Executed as an Agreement by:
/S/ ADAM SCARROTT
Name:	Adam Scarrott
Signed under power of attorney dated 23-9-08
for and on behalf of CS EUROPE FINANCE LIMITED, as a Borrower
Signature Page 2 of 10 to Servicing Agreement

Executed as an Agreement by:
/S/ JEFFREY A. LIPSON
Name:	Jeffrey A. Lipson, Vice President & Treasurer
Director/Authorised Signatory for and on behalf of
CAPITALSOURCE FINANCE LLC, as the Servicer
Signature Page 3 of 10 to Servicing Agreement

Executed as an Agreement by:
/S/ ADAM SCARROTT
Name:	Adam Scarrott
Signed under power of attorney dated 23-9-08
CAPITALSOURCE EUROPE LIMITED, as a Subservicer and as Parent
Signature Page 4 of 10 to Servicing Agreement

Executed as an Agreement by:
/S/ ADAM SCARROTT
Name:	Adam Scarrott
Signed under power of attorney dated 23-9-08
CAPITALSOURCE UK LIMITED, as Parent
Signature Page 5 of 10 to Servicing Agreement

Executed as an Agreement by:
/S/ MIKE ROMANZO
Name:	Mike Romanzo, Director
Director/Authorised Signatory for and on behalf of
WACHOVIA BANK, N.A.,
as the Administrative Agent, Lender Agent and Swingline Lender Agent
Signature Page 6 of 10 to Servicing Agreement

Executed as an Agreement by:
/S/ MIKE ROMANZO
Name:	Mike Romanzo, Director
Director/Authorised Signatory for and on behalf of
WACHOVIA BANK, N.A.,
as Institutional Lender
Signature Page 7 of 10 to Servicing Agreement

Executed as an Agreement by:
/S/ MIKE ROMANZO
Name:	Mike Romanzo, Director
Director/Authorised Signatory for and on behalf of
WACHOVIA BANK, N.A., as the Security Trustee
Signature Page 8 of 10 to Servicing Agreement

Executed as an Agreement by:
/S/ MIKE ROMANZO
Name:	Mike Romanzo, Director
Director/Authorised Signatory for and on behalf of
WACHOVIA BANK, N.A., LONDON BRANCH as the Swingline Lender
Signature Page 9 of 10 to Servicing Agreement

Executed as an Agreement by:
/S/ RAMAN DINESH
Name:	Raman Dinesh
Director/Authorised Signatory for and on behalf of
WACHOVIA SECURITIES INTERNATIONAL LTD. as Lead Arranger and Sole Bookrunner
Signature Page 10 of 11 to Servicing Agreement